SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2001

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

100 S. High Street, Columbus Grove, Ohio		45830-1241
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:		(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

Effective February 28, 2001, Delphos Citizens Bancorp, Inc., a unitary savings and loan holding company organized under the laws of the State of Delaware with its principal office located in Delphos, Ohio, merged with and into United Bancshares, Inc. with United Bancshares being the surviving corporation (the "Merger") pursuant to the terms of an Affiliation Agreement between the parties dated August 25, 2000 (the "Affiliation Agreement"). Shareholders of both Delphos Citizens Bancorp and United Bancshares approved the Merger and the Affiliation Agreement at respective shareholder meetings held on February 7, 2001.

Pursuant to the terms of the Affiliation Agreement, United Bancshares has exchanged .8749 of a share of its common stock and $5.41 in cash for each of the 1,584,783 outstanding shares of the common stock of Delphos Citizens Bancorp and certain options to purchase 121,048 shares of Delphos Citizens Bancorp common stock have been converted into options to purchase United Bancshares common stock. No fractional shares of United Bancshares common stock were issued in connection with the transaction and shareholders of Delphos Citizens Bancorp who would otherwise have been entitled to receive such fractional shares have received cash in lieu thereof based upon a whole share price of $9.93.

A total of 1,385,758 whole shares of United Bancshares common stock has been issued as the common stock portion of the Merger consideration while options to purchase 162,932 shares of United Bancshares common stock have been issued. Cash in the amount of $8,573,676.03 has been paid as the cash portion of the Merger consideration and cash in the amount of $7,635.17 has been paid as cash in lieu of fractional shares. The cash portion of the Merger consideration has been paid using cash on-hand of Delphos Citizens Bancorp prior to the Merger and cash on-hand of United Bancshares.

As a result of the Merger, Citizens Bank of Delphos, a federally-chartered savings bank formerly wholly-owned by Delphos Citizens Bancorp, is now a wholly-owned separate depository subsidiary of United Bancshares and will continue to operate under its current name and charter.

Item 7. Financial Statements of Businesses Acquired.

See Exhibit 99

(c) Exhibits

Exhibit No.	Description	Page
99	Financial Statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.

Date: May 10, 2001	By: /s/ E. Eugene Lehman
E. Eugene Lehman President/CEO